Exhibit 4.1

SUBSCRIPTION AGREEMENT

DEMAND BRANDS, INC.

Demand Brands, Inc., a Washington corporation (hereinafter the "Company") and the undersigned (hereinafter the “Subscriber”) agree as follows:

WHEREAS:

A. The Company desires to issue up to 2,000,000,000 shares of common stock of the Company, par value $0.0001 per share, at a price of $0.001 per share; and

B. Subscriber desires to acquire that number of shares as is set forth on the signature page hereof (hereinafter the "Shares") at the purchase price set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

SUBSCRIPTION

1.1       Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase the Shares from the Company at price hereinabove set forth, and the Company agrees to sell the Shares to Subscriber in consideration of said purchase price. Upon execution, this subscription shall be irrevocable by Subscriber.

1.2       The purchase price for the Shares subscribed to hereunder is payable by the Subscriber contemporaneously with the execution and e-mail delivery of this Subscription Agreement to the Company at cf@geoenhanced.com . Payment is made by delivering the purchase price in the amount of $______ per Share to the Company by certified check, bank draft, or wire transfer to:

GeoEnhanced Technologies, Inc.

707 W. Corsicana

Athens, TX 75751

If you wish to wire your subscription funds, please contact the Company for further instructions.

REPRESENTATIONS AND WARRANTIES BY SUBSCRIBER

2.1	Subscriber hereby acknowledges, represents and warrants to the Company the following:

(A)	Subscriber acknowledges that the purchase of the Shares involves a high degree of risk in that the Company has only recently commenced its current business operations and may require substantial additional funds;

(B)	Subscriber recognizes that an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares;

(C)	Subscriber has such knowledge and experience in finance, securities, investments, including investment in unregistered securities, and other business matters so as to be able to protect its interests in connection with this transaction;

(D)	Subscriber acknowledges that the public market for the Shares is presently limited and accordingly Subscriber may not be able to liquidate its investment;

(E)	Subscriber acknowledges that the shares are being sold pursuant to an exemption offered pursuant to Regulation A of the Securities Act of 1933; however, no assurances can be made or implied that the securities may be immediately offered for resale by the Subsciber. Subscriber acknowledges that the securities may need to be held for at least twelve (12) months before resale can be effectuated.

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(F)	Subscriber hereby acknowledges (i) that this offering of Shares has not been reviewed by the United States Securities and Exchange Commission ("SEC") or by the securities regulator of any state; (ii) that the Shares are being issued by the Company pursuant to an exemption from registration provided by Regulation A of the Securities Act of 1933; and (iii) that any certificate evidencing the Shares received by Subscriber may bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

(G)	Subscriber is acquiring the Shares as principal for Subscriber's own benefit;

(H)	Subscriber is not aware of any advertisement of the Shares or any general solicitation in connection with any offering of the Shares;

(I)	Subscriber acknowledges receipt and review of the Company’s filings with the Securities and Exchange Commission, and of both the Articles of Incorporation and bylaws of the Company, together with the opportunity and the Company’s encouragement to seek the advice and consultation of independent investment, legal and tax counsel;

(J)	Subscriber acknowledges and agrees that the Company has previously made available to Subscriber the opportunity to ask questions of and to receive answers from representatives of the Company concerning the Company and the Shares, as well as to conduct whatever due diligence the Subscriber, in its discretion, deems advisable. Subscriber is not relying on any information communicated by any representatives of the Company and is relying solely upon information obtained during Subscriber’s due diligence investigation in making a decision to invest in the Shares and the Company.

REPRESENTATIONS BY THE COMPANY

3.1	The Company represents and warrants to the Subscriber that:

(A)	The Company is a corporation duly organized, existing and in good standing under the laws of the State of Washington and has the corporate power to conduct the business which it conducts and proposes to conduct.

(B)	Upon issue, the Shares will be duly and validly issued, fully paid and non-assessable common stock in the capital of the Company.

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TERMS OF SUBSCRIPTION

4.1       Upon acceptance of this subscription by the Company, all funds paid hereunder shall be immediately available to the Company for its use.

4.2       Subscriber hereby authorizes and directs the Company to deliver the securities to be issued to such Subscriber pursuant to this Subscription Agreement to Subscriber’s address indicated herein.

4.3       Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Texas. Exclusive venue for any dispute arising out of this Subscription Agreement or the Shares shall be the state court sited in Henderson County, Texas, or the Tyler Division of the Eastern Texas District Federal Court.

4.4       The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

IN WITNESS WHEREOF, this Subscription Agreement is executed effective as of the __th day of ___, 2020.

Number of Shares Subscribed For:
Total Purchase Price:
Signature of Subscriber:
Name of Subscriber:
Address of Subscriber:
Subscriber’s SS# or tax ID#:

ACCEPTED BY: DEMAND BRANDS, INC.

Signature of Authorized Signatory:

Name of Authorized Signatory:

Date of Acceptance:

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